EXHIBIT 99.1
T-Mobile Reports Industry-Leading Customer Growth & Record Financial Performance in Q1 2020, While Laying the Foundation for the Future

Industry-Leading Customer Growth

•	777,000 branded postpaid net additions in Q1 2020, best in industry

•	452,000 branded postpaid phone net additions in Q1 2020, best in industry

•	649,000 total branded net additions in Q1 2020, best in industry

•	Record-low Q1 branded postpaid phone churn of 0.86% in Q1 2020, down 2 bps YoY

•	Record-low Q1 branded prepaid churn of 3.52% in Q1 2020, down 33 bps YoY
Record Financial Performance (all percentages year-over-year)

•	Record Service revenues of $8.7 billion, up 5% in Q1 2020, with Branded postpaid service revenues up 7%

•	Record Q1 Net income of $951 million, up 5% in Q1 2020

•	Record Q1 Diluted earnings per share (“EPS”) of $1.10, up 4% in Q1 2020

•	Record Adjusted EBITDA(1) of $3.7 billion, up 12% in Q1 2020

•	Record Q1 Net cash provided by operating activities of $1.6 billion, up 16% in Q1 2020

•	Record Q1 Free Cash Flow(1) of $732 million, up 18% in Q1 2020
Expanding 5G Network Capabilities

•	Rapid start to deploying 5G sites in Philadelphia and New York City using Sprint’s 2.5 GHz mid-band spectrum on T-Mobile’s 5G network

•
After launching America’s first nationwide 5G network on our 600 MHz spectrum in December 2019, we further expanded our 5G footprint across an additional 1,600 sites in Q1 2020 and ramped pace to 1,000 sites in April 2020

•	600 MHz 5G now covers 215 million people including the cities of Detroit, St. Louis and Columbus with the Bay Area added this week and more cities coming online soon

•	Over 50 million New T-Mobile devices have access to the 600 MHz LTE network and 5G access is being made available to Sprint customers
COVID-19 - Providing Essential Connectivity, While Ensuring Employee Safety

•	Partnered with multiple spectrum holders and the FCC to temporarily deploy additional 600 MHz spectrum, effectively doubling total 600 MHz LTE capacity across the nation

•	We committed to the FCC’s Keep Americans Connected pledge by maintaining service and waiving late fees for residential and small business customers impacted by COVID-19

•	Accelerated the launch of T-Mobile Connect - T-Mobile’s lowest priced smartphone plan ever

•
In mid-March, before the merger with Sprint, we closed approximately 80% of our company-owned retail stores, implemented remote working arrangements for our care teams and encouraged our employees to work remotely

•	In compliance with the regulations in various states, we have since reopened a number of our previously closed stores

•	We perform incremental deep cleaning and keep additional cleaning products stocked in the stores that remain open

•	We supplemented pay to certain of our employees and commissions for third-party dealers impacted by COVID-19
Sprint - Supercharging the Un-carrier, Unlocking Potential and Increasing Competition

•	On April 1, 2020, we closed on our merger with Sprint, supercharging the Un-carrier

•	We expect to be able to rapidly build the world’s best 5G network, accelerating innovation and increasing competition in the U.S. wireless, video and broadband industries

•	Customers are already seeing the benefits with millions of Sprint customers now able to access our LTE network

•	Sprint customers now have access to more than double the number of LTE sites than on Sprint’s network alone

•	Synergies have the potential to unlock massive scale and unleash an expected $43 billion in value for shareholders
________________________________________________________________

(1)
Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable financial measures are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

BELLEVUE, Wash. - May 6, 2020 - T-Mobile US, Inc. (NASDAQ: TMUS) delivered a record-setting first quarter in 2020, reporting industry-leading customer growth and record first quarter financials despite this uncertain environment. Following another successful year in 2019, America’s Un-carrier started 2020 off strong, delivering record service revenues, record Q1 net income and record Adjusted EBITDA - all while continuing to lead the industry in postpaid phone net customer additions for the 25th consecutive quarter.

T-Mobile successfully completed its merger with Sprint, on April 1, 2020, to the create the New T-Mobile, laying the foundation for its future as the growth company in telecom. In the years ahead, the combined company sees a significant value creation opportunity as it works to unlock the potential of the increased scale from the combination and the achievement of an expected $43 billion in synergies. The result will be a dramatically lower cost structure and the ability to deliver better services at lower prices. In a very short time, the company has made progress on building the world’s best 5G network, which we expect to yield massive increases in capacity, 14 times standalone T-Mobile within 6 years, finally breaking down the industry trade-off between a better value or a better network - with the New T-Mobile, customers will get both.

Connectivity is more essential than ever in the current climate, and we have once again shown that we will always be there to serve our customers. Amid the COVID-19 pandemic, T-Mobile immediately implemented response and relief efforts by temporarily deploying additional 600 MHz spectrum through agreements with multiple spectrum holders and the FCC - effectively doubling our total 600 MHz LTE capacity across the country, modifying our policies to ensure customers can stay connected when they need it most by temporarily removing data caps from select plans and offering 20GB of additional hotspot data to every customer with a smartphone hotspot, and accelerating the launch of T-Mobile Connect - our lowest priced smartphone plan ever - to help ensure everyone can get connected, and stay connected, affordably. We strengthened our network, served our retail customers with creative new solutions, and reconfigured our award-winning customer care to continue providing essential services in these uncertain times while working from home. As the economy rebounds, New T-Mobile is uniquely positioned as the growth company in telecom and has already started laying the foundation for the future.

“Just five weeks ago, we merged with Sprint to create the New T-Mobile, and we’re more excited today than ever before about the massive value creation opportunity and synergy potential that lies ahead. We are off to the races laying the foundation for the future of the New T-Mobile as we work to execute on our business plan and harness the incredible opportunity ahead,” said Mike Sievert, President and CEO of T-Mobile. “In the face of a challenging climate for Q1, T-Mobile once again led the industry in postpaid phone net customer additions and set even more financial records, including record service revenues, record Q1 Net income and record Adjusted EBITDA. Additionally, I'm so proud of our teams for their creative and passionate work in the face of the COVID-19 health crisis as we continue to provide crucial connectivity to our customers and impacted communities, while ensuring the safety of our employees.”

While the COVID-19 pandemic has adversely impacted, and will continue to adversely impact, T-Mobile’s business and operating results, the company continues to work to ensure the health and safety of its employees, the ongoing reliability of its network, which continues to perform strongly and function with minimal interruptions, and the ability to serve and connect our customers. These prioritizations have resulted in key operational changes, affecting T-Mobile’s service revenues, equipment revenues, customer additions, churn rate and SG&A expenses, including increased labor costs. Additionally, T-Mobile continues to actively monitor and assess the impacts of COVID-19 on all facets of its business and operations, and as a result - the company is not in position to issue full year guidance, which depends on future developments that remain highly uncertain and unpredictable at this time, including the severity of the COVID-19 pandemic and related mitigation and response efforts. We anticipate providing a refined outlook for full-year 2020 on our second quarter earnings results. More information can be found in our 10-Q and Investor Factbook.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Industry-Leading Customer Growth
T-Mobile continues to deliver strong customer growth despite the impact of COVID-19. We once again led the industry in branded postpaid phone net customer additions.

	Quarter
(in thousands, except churn)	Q1 2020	Q4 2019	Q1 2019
Branded net customer additions	649	1,391	1,088
Branded postpaid net customer additions	777	1,314	1,019
Branded postpaid phone net customer additions	452	1,001	656
Branded postpaid other customer additions	325	313	363
Branded prepaid net customer (losses) additions	(128)	77	69
Total branded customers, end of period	68,543	67,894	64,744
Branded postpaid phone churn	0.86%	1.01%	0.88%
Branded prepaid churn	3.52%	3.97%	3.85%

•	Branded net customer additions were 649,000 in Q1 2020, the 21st consecutive quarter we have led the industry in this metric. Our total branded customer count is 68.5 million.

•	Branded postpaid net customer additions were 777,000 in Q1 2020, the 9th consecutive quarter we have led the industry in this metric.

•
Branded postpaid phone net customer additions were 452,000 in Q1 2020, down 204,000 year-over-year. This decrease was primarily due to lower gross additions impacted by reduced demand from social distancing rules and retail store closures arising from COVID-19, partially offset by lower churn. Q1 2020 was the 25th consecutive quarter in which T-Mobile led the industry in this category.

•
Branded postpaid other net customer additions were 325,000 in Q1 2020, down 38,000 year-over-year. This decrease was primarily due to lower gross additions impacted by reduced demand from social distancing rules and retail store closures arising from COVID-19, partially offset by lower churn.

•
Branded postpaid phone churn was a Q1 record-low 0.86% in Q1 2020, down 2 bps year-over-year, primarily impacted by the beginning effects of reduced demand from social distancing rules and retail store closures arising from COVID-19.

•
Branded prepaid net customer losses were 128,000 in Q1 2020, primarily due to lower gross additions impacted by reduced demand from social distancing rules and retail store closures arising from COVID-19, partially offset by lower churn. Migrations to branded postpaid plans reduced branded prepaid net customer additions by approximately 115,000 in Q1 2020.

•
Branded prepaid churn was a Q1 record-low 3.52% in Q1 2020, down 33 bps year-over-year, primarily due to the continued success of our prepaid brands due to promotional activities and rate plan offers and the beginning effects of reduced demand from social distancing rules and retail store closures arising from COVID-19.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Record Financial Performance
T-Mobile once again successfully translated industry-leading customer growth into industry-leading service revenue growth. We delivered strong financial performance in Q1 2020 - proving that our strategy is not only good for customers, it’s also good for stockholders.

(in millions, except EPS)	Quarter			Q1 2020 vs. Q4 2019	Q1 2020 vs. Q1 2019
	Q1 2020	Q4 2019	Q1 2019
Total service revenues	$8,713	$8,708	$8,277	0.1%	5.3%
Total revenues	11,113	11,878	11,080	(6.4)%	0.3%
Net income	951	751	908	26.6%	4.7%
EPS	1.10	0.87	1.06	26.4%	3.8%
Adjusted EBITDA (1)	3,665	3,242	3,284	13.0%	11.6%
Net cash provided by operating activities	1,617	1,537	1,392	5.2%	16.2%
Cash purchases of property and equipment, including capitalized interest	1,753	1,157	1,931	51.5%	(9.2)%
Free Cash Flow (1)	732	1,398	618	(47.6)%	18.4%

(1)
Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable financial measures are provided in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures tables.

The following discussion is for the three months ended March 31, 2020, compared to the same period in 2019 unless otherwise stated.

•
Total service revenues increased 5% year-over-year to $8.7 billion in Q1 2020. These results represent our best quarterly performance ever and we led the industry for the 24th consecutive quarter in year-over-year service revenue percentage growth. Branded postpaid service revenues increased 7% to $5.9 billion.

•
Total revenues increased slightly year-over-year to $11.1 billion in Q1 2020, driven by growth in service revenues, offset by a decrease in equipment revenues impacted by reduced demand from social distancing rules and retail store closures arising from COVID-19.

•
Branded postpaid Average Revenue per Account (ARPA) was essentially flat year-over-year. Branded postpaid ARPA was primarily impacted by an increase in average customers per account due to the growing success of wearables, specifically the Apple Watch, and other connected devices, offset by an increase in our promotional activities, including the ongoing growth in our Netflix offering, a reduction in regulatory program revenues from the continued adoption of tax inclusive plans and a reduction in certain non-recurring charges including the impact of credits for restore fees, international calls and data usage in connection with our response to COVID-19.

•
Branded postpaid phone Average Revenue per User (ARPU) decreased 1% year-over-year to $45.80 in Q1 2020. The decrease was primarily due to an increase in our promotional activities, including the ongoing growth in our Netflix offering, a reduction in regulatory program revenues from the continued adoption of tax inclusive plans and a reduction in certain non-recurring charges including the impact of credits for restore fees, international calls and data usage in connection with our response to COVID-19, partially offset by a decrease in the discount allocation to branded postpaid phone revenue within contracts that involve a mobile internet line and the growing success of new customer segments and rate plans.

•
Branded prepaid ARPU increased 1% year-over-year to $38.11 in Q1 2020 primarily due the removal of certain branded prepaid customers associated with products now offered and distributed by a current MVNO partner, partially offset by dilution from our promotional activities, a reduction in certain non-recurring charges and growth in our Amazon Prime offering.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

•
Net income increased 5% year-over-year to a Q1 record $951 million in Q1 2020, primarily due to higher Operating income, partially offset by higher Income tax expense. Net income was impacted by the following:

◦	Merger-related costs, net of tax, of $117 million, in Q1 2020 compared to $93 million in Q1 2019.

◦	Supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs, net of tax, of $86 million in Q1 2020.

◦	Commission costs capitalized and amortized beginning upon the adoption of ASC 606 on January 1, 2018, net of tax, reduced Net income by $66 million in Q1 2020 compared to Q1 2019.

•	EPS increased 4% year-over-year to a Q1 record $1.10 in Q1 2020. EPS was impacted by the following:

◦	The impact from merger-related costs, net of tax, of $0.14 in Q1 2020 compared to $0.11 in Q1 2019.

◦	The impact of supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs, net of tax, of $0.10 in Q1 2020.

◦	Commission costs capitalized and amortized beginning upon the adoption of ASC 606 on January 1, 2018, net of tax, reduced EPS by $0.08 compared to Q1 2019.

•
Adjusted EBITDA increased 12% year-over-year to a record $3.7 billion in Q1 2020 primarily due to higher service revenues and lower net losses on equipment sales, partially offset by higher Cost of services expenses and higher Selling, general and administrative expenses, excluding Merger-related costs and supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs. The impact from commission costs capitalized and amortized, beginning upon the adoption of ASC 606 on January 1, 2018, reduced Adjusted EBITDA by $89 million compared to Q1 2019. The following impacts were excluded from Adjusted EBITDA:

◦	Merger-related costs of $143 million in Q1 2020 compared to $113 million in Q1 2019.

◦	Supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs of $117 million.

•	Net cash provided by operating activities increased 16% year-over-year to a Q1 record $1.6 billion in Q1 2020 primarily due to higher Net income, adjusted for non-cash income and expense.

•
Cash purchases of property and equipment including capitalized interest of $112 million, decreased 9% year-over-year to $1.8 billion in Q1 2020, primarily due to higher expenditures in Q1 2019 related to laying the initial groundwork for 5G.

•
Free Cash Flow increased 18% year-over-year to a Q1 record $732 million in Q1 2020, primarily due to higher net cash provided by operating activities and lower cash purchases of property and equipment, partially offset by lower proceeds related to our deferred purchase price from securitization transactions. Excluding the impact of payments for merger-related costs of $161 million in Q1 2020, Free Cash Flow was $893 million in Q1 2020. Free Cash Flow was impacted by the following:

◦	Cash received in settlement of interest rate swaps of $46 million in Q1 2020. There were no cash settlements of interest rate swaps in Q1 2019.

◦	Payments for supplemental employee payroll, third-party commissions and cleaning-related COVID-19 costs of $12 million in Q1 2020. There were no cash payments related to COVID-19 in Q1 2019.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Expanding 5G Network Capabilities
T-Mobile continues to expand the footprint and improve the quality of its network to better serve its customers, something that is even more critical today as we provide the vital communications services our customers need in a socially distanced world. While COVID-19-related impacts have increased usage, our network continues to meet and exceed our performance standards, and that performance will only be assisted and amplified as we begin to integrate the Sprint spectrum, building the world’s best 5G network.

•
COVID-19 impacts and the T-Mobile response: We have seen some notable shifts in how customers are using our network: more tethering, messaging, collaboration and conferencing activity. To meet this increased demand during COVID-19, T-Mobile has partnered with multiple spectrum holders and the FCC to effectively double its 600 MHz capacity temporarily, lifted smartphone high-speed data caps for customers on our limited data plans, made additional hotspot data available to every customer with a smartphone hotspot and significantly expanded network access for Sprint customers. Our dedicated team of engineers continues to work hard, and we will take the steps needed to ensure that we can keep our customers connected.

•
New T-Mobile network integration: In order to build the network capacity and reliability to keep Americans connected in the future, we have already started the integration of the Sprint and T-Mobile networks. We deployed our first 5G sites using Sprint 2.5 GHz spectrum in Philadelphia where customers with compatible 5G devices have realized peak speeds in excess of 600 Mbps. We also recently deployed in New York City, with multiple other cities to follow this year.

•
Improving the Sprint customer experience: T-Mobile has significantly expanded network access for Sprint customers by enabling more than 65,000 towers for low and mid-band roaming, and we have seen over 10 million Sprint customers utilizing the T-Mobile network weekly. More than 80% of Sprint postpaid customers have handsets that are compatible with the T-Mobile network today.

•
Spectrum Position: Combining the spectrum holdings of T-Mobile and Sprint, New T-Mobile controls 319 MHz of spectrum nationwide, not including mmWave spectrum. This spectrum position of New T-Mobile is nearly double that of AT&T and nearly three times that of Verizon. Combining all the mmWave spectrum holdings of T-Mobile and Sprint, New T-Mobile controls 1,160 MHz of spectrum nationwide, second most in the industry, ahead of AT&T.

•
600 MHz Spectrum: In December 2019, T-Mobile launched America’s first nationwide 5G network, which is now live in 49 states and Puerto Rico, with Alaska set to launch in May 2020, and covers 215 million people in almost 6,000 cities and towns across the United States. Recent cities covered by 5G on 600 MHz spectrum include Detroit, St. Louis and Columbus with the Bay Area added this week and more cities coming online soon. Over 50 million New T-Mobile devices have access to the 600 MHz LTE network and 5G access is being made available to Sprint customers.

•
Network Coverage Growth: T-Mobile continues to expand its coverage breadth and covered 327 million people at the end of Q1 2020. T-Mobile added 1,600 sites to its 5G footprint in Q1 2020 and has further accelerated that pace by adding 1,000 sites in April 2020.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

New T-Mobile Provides Outlook for Q2 2020
Due to uncertainty around the ongoing impact of COVID-19, purchase price accounting and accounting policy alignment work and conforming legacy Sprint key performance indicators to T-Mobile policies, our guidance for the New T-Mobile is for Q2 2020 only. We expect to provide guidance for the remainder of 2020 on our second quarter earnings call.
We expect postpaid net customer additions between 0 and 150,000 in Q2 2020. This reflects the ongoing impact of COVID-19 including retail store closures and lower gross adds, partially offset by lower churn.
We are unable to guide Net income on a forward-looking basis.
Adjusted EBITDA is expected to be in the range of $6.2 to $6.5 billion in Q2 2020. Our Adjusted EBITDA target includes leasing revenues of $1.3 billion to $1.4 billion.
Cash purchases of property and equipment, including capitalized interest of approximately $100 million, are expected to be between $2.3 and $2.5 billion for Q2 2020.
In Q2 2020, merger-related costs are expected to be $500 to $600 million before taxes. These costs are excluded from Adjusted EBITDA but will impact Net income and cash flows. These amounts are before any incremental opportunities to accelerate synergy realization through a potential pull forward of additional spending into Q2, such as severance related restructuring, store rationalization and network build expenses.
In Q2 2020, COVID-19-related costs are expected to be $450 to $550 million before taxes. These costs are excluded from Adjusted EBITDA but will impact Net income and cash flows.
Net cash provided by operating activities, including payments for merger-related costs, COVID-19-related costs and $2.3 billion in gross payments for the settlement of interest rate swaps is expected to be in the range of $700 million to $1.0 billion.
Free Cash Flow, including payments for merger-related costs and COVID-19-related costs, but excluding $2.3 billion in gross payments for the settlement of interest rate swaps, is expected to be in the range of $1.3 to $1.5 billion.
We will continue to monitor developments regarding the COVID-19 pandemic and evaluate the appropriate steps we need to take as a business to align with guidelines from state, local and federal government agencies to do what is best for our employees and customers. We expect our business, liquidity, financial condition, and operating results to continue to be adversely impacted by the COVID-19 pandemic for the remainder of 2020 and potentially thereafter. The extent to which the COVID-19 pandemic impacts our business, operations and financial results will depend on numerous future developments that we are not able to predict at this time, including the duration and scope of the pandemic, the success of governmental, business and individual actions that have been and continue to be taken in response to the pandemic, and the impact on economic activity from the pandemic and actions taken in response. The full impact of COVID-19 on our business is difficult to predict and is subject to uncertainty, potential impacts include:

•	Lower net customer additions, equipment revenues and cost of equipment sales, and higher bad debt expense;

•	Continued costs to protect and support our employees and customers, which will increase from the costs incurred during the first quarter of 2020; and

•	Potential disruptions in our supply chains.
In addition, we are in the process of re-evaluating our spending across various operating expenses. We are taking actions to adjust our spending given the significant uncertainty around the magnitude and duration of any recessionary impacts arising from the COVID-19 pandemic.
The uncertainties related to COVID-19 may also adversely impact the Q2 guidance we provided.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Financial Results
For more details on T-Mobile’s Q1 2020 financial results, including the Investor Factbook with detailed financial tables and reconciliations of certain historical non-GAAP measures disclosed in this release to the most comparable measures under GAAP, please visit T-Mobile US, Inc.’s Investor Relations website at http://investor.t-mobile.com.

T-Mobile Social Media
Investors and others should note that we announce material financial and operational information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We also intend to use certain social media accounts as means of disclosing information about us and our services and for complying with our disclosure obligations under Regulation FD (the @TMobileIR Twitter account (https://twitter.com/TMobileIR) and the @MikeSievert Twitter (https://twitter.com/MikeSievert) account, which Mr. Sievert also uses as a means for personal communications and observations). The information we post through these social media channels may be deemed material. Accordingly, investors should monitor these social media channels in addition to following our press releases, SEC filings and public conference calls and webcasts. The social media channels that we intend to use as a means of disclosing the information described above may be updated from time to time as listed on our investor relations website.

About T-Mobile US, Inc.
T-Mobile US, Inc. (NASDAQ: TMUS) is America’s supercharged Un-carrier, delivering an advanced 4G LTE and transformative nationwide 5G network that will offer reliable connectivity for all. T-Mobile’s customers benefit from its unmatched combination of value and quality, unwavering obsession with offering them the best possible service experience and undisputable drive for disruption that creates competition and innovation in wireless and beyond. Based in Bellevue, Wash., T-Mobile provides services through its subsidiaries and operates its flagship brands, T-Mobile, Metro by T-Mobile and Sprint. For more information please visit: http://www.t-mobile.com.

Q1 2020 Earnings Call, Livestream and Webcast Access Information
Access via Phone (audio only):

Date:	Wednesday, May 6, 2020
Time:	4:30 p.m. (EDT)
US/Canada:	866-575-6534
International:	+1 323-994-2131
Participant Passcode:	6064937

Please plan on accessing the earnings call ten minutes prior to the scheduled start time.

Submit Questions via Twitter:

Twitter:	Send a tweet to @TMobileIR or @MikeSievert using $TMUS

Access via Webcast:
The earnings call will be broadcast live via our Investor Relations website at http://investor.t-mobile.com. A replay of the earnings call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or +1-719-457-0820 (international). The passcode required to listen to the replay is 6064937.

To automatically receive T-Mobile financial news by e-mail, please visit the T-Mobile Investor Relations website, http://investor.t-mobile.com, and subscribe to E-mail Alerts.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including information concerning T-Mobile US, Inc.’s future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “could” or similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties and may cause actual results to differ materially from the forward-looking statements. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: the failure to realize the expected benefits and synergies of the merger (the "Merger") with Sprint Corporation ("Sprint"), pursuant to the Business Combination Agreement with Sprint and the other parties named therein (as amended, the "Business Combination Agreement") and the other transactions contemplated by the Business Combination Agreement (collectively, the "Transactions") in the expected timeframes, in part or at all; adverse economic, political or market conditions in the U.S. and international markets, including those caused by the coronavirus disease 2019 (“COVID-19”) pandemic, and the impact that any of the foregoing may have on us and our customers and other stakeholders; costs of or difficulties in integrating Sprint's network and operations into our network and operations, including intellectual property and communications systems, administrative and information technology infrastructure and accounting, financial reporting and internal control systems; changes in key customers, suppliers, employees or other business relationships as a result of the consummation of the Transactions; our business, investor confidence in our financial results and stock price may be adversely affected if our internal controls are not effective; the effects of the material weakness in Sprint's internal control over financial reporting or the identification of any additional material weaknesses as we complete our assessment of the Sprint control environment; the risk of future material weaknesses resulting from the differences between T-Mobile’s and Sprint’s internal controls environments as we work to integrate and align guidelines and practices; the impacts of the actions we have taken and conditions we have agreed to in connection with the regulatory proceedings and approvals of the Transactions including costs or difficulties related to the completion of the divestiture of Sprint’s prepaid wireless businesses to DISH Network Corporation and the satisfaction of any related government commitments to such divestiture and any other commitments or undertakings that we entered into; the assumption of significant liabilities, including the liabilities of Sprint in connection with, and significant costs, including financing costs, related to the Transactions; our ability to make payments on debt or to repay existing or future indebtedness when due or to comply with the covenants contained therein; adverse changes in the ratings of our debt securities or adverse conditions in the credit markets; natural disasters, public health crises, including the COVID-19 pandemic, terrorist attacks or similar incidents; competition, industry consolidation and changes in the market for wireless services, which could negatively affect our ability to attract and retain customers; the effects of any future merger, investment, or acquisition involving us, as well as the effects of mergers, investments or acquisitions in the technology, media and telecommunications industry; breaches of our and/or our third-party vendors' networks, information technology and data security, resulting in unauthorized access to customer confidential information; the inability to implement and maintain effective cybersecurity measures over critical business systems; challenges in implementing our business strategies or funding our operations, including payment for additional spectrum or network upgrades; the impact on our networks and business from major system and network failures; difficulties in managing growth in wireless data services, including network quality; material changes in available technology and the effects of such changes, including product substitutions and deployment costs and performance; the timing, scope and financial impact of our deployment of advanced network and business technologies; the occurrence of high fraud rates related to device financing, customer credit cards, dealers, subscriptions or account take over fraud; our inability to retain and hire key personnel; any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks and changes in data privacy laws; unfavorable outcomes of existing or future litigation or regulatory actions, including litigation or regulatory actions related to the Transactions; the possibility that we may be unable to adequately protect our intellectual property rights or be accused of infringing the intellectual property rights of others; changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions; the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms; any disruption or failure of our third parties' (including key suppliers') provisioning of products or services; material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact; changes in accounting assumptions that regulatory agencies, including the Securities and Exchange Commission, may require, which could result in an impact on earnings; and interests of our significant stockholders that may differ from the interests of other stockholders. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law.

Press Contact:	Investor Relations Contact:
Media Relations	Jud Henry
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@t-mobile.com	investor.relations@t-mobile.com
http://newsroom.t-mobile.com	http://investor.t-mobile.com

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. T-Mobile is not able to forecast Net income on a forward-looking basis without unreasonable efforts due to the high variability and difficulty in predicting certain items that affect GAAP net income including, but not limited to, Income tax expense, stock-based compensation expense and Interest expense. Adjusted EBITDA should not be used to predict Net income as the difference between the two measures is variable.

Adjusted EBITDA is reconciled to Net income as follows:

	Quarter
(in millions)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020
Net income	$908	$939	$870	$751	$951
Adjustments:
Interest expense	179	182	184	182	185
Interest expense to affiliates	109	101	100	98	99
Interest income	(8)	(4)	(5)	(7)	(12)
Other (income) expense, net	(7)	22	(3)	(4)	10
Income tax expense	295	301	325	214	306
Operating income	1,476	1,541	1,471	1,234	1,539
Depreciation and amortization	1,600	1,585	1,655	1,776	1,718
Stock-based compensation (1)	93	111	108	111	123
Merger-related costs	113	222	159	126	143
COVID-19-related costs	—	—	—	—	117
Other, net (2)	2	2	3	(5)	25
Adjusted EBITDA	$3,284	$3,461	$3,396	$3,242	$3,665

(1)
Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the consolidated financial statements. Additionally, certain stock-based compensation expenses associated with the Transactions have been included in Merger-related costs.

(2)
Other, net may not agree to the Condensed Consolidated Statements of Comprehensive Income, primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur or are not reflective of T-Mobile’s ongoing operating performance, and are therefore excluded in Adjusted EBITDA.

Adjusted EBITDA - Earnings before Interest expense, net of Interest income, Income tax expense, Depreciation and amortization expense, non-cash Stock-based compensation and certain expenses not reflective of T-Mobile’s ongoing operating performance, such as merger-related costs and COVID-19-related costs. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile’s management to monitor the financial performance of our operations. T-Mobile uses Adjusted EBITDA internally as a measure to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile’s operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of T-Mobile’s ongoing operating performance and trends by excluding the impact of Interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs and costs related to the Transactions, as they are not indicative of T-Mobile’s ongoing operating performance, as well as certain other nonrecurring income and expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, Net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Net debt (excluding tower obligations) to last twelve months net income and Adjusted EBITDA ratios are calculated as follows:

(in millions, except net debt ratios)	Mar 31, 2019	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019	Mar 31, 2020
Short-term debt	$250	$300	$475	$25	$—
Short-term debt to affiliates	598	—	—	—	2,000
Short-term financing lease liabilities	911	963	1,013	957	918
Long-term debt	10,952	10,954	10,956	10,958	10,959
Long-term debt to affiliates	13,985	13,985	13,986	13,986	11,987
Financing lease liabilities	1,224	1,314	1,440	1,346	1,276
Less: Cash and cash equivalents	(1,439)	(1,105)	(1,653)	(1,528)	(1,112)
Net debt (excluding tower obligations)	$26,481	$26,411	$26,217	$25,744	$26,028
Divided by: Last twelve months Net income	$3,125	$3,282	$3,357	$3,468	$3,511
Net debt (excluding tower obligations) to last twelve months Net income Ratio	8.5	8.0	7.8	7.4	7.4
Divided by: Last twelve months Adjusted EBITDA	$12,726	$12,954	$13,111	$13,383	$13,764
Net debt (excluding tower obligations) to last twelve months Adjusted EBITDA Ratio	2.1	2.0	2.0	1.9	1.9
Net debt is defined as Short-term debt, Short-term debt to affiliates, Short-term financing lease liabilities, Long-term debt (excluding tower obligations), Long-term debt to affiliates, and Financing lease liabilities less Cash and cash equivalents.

Free Cash Flow is calculated as follows:

	Quarter
(in millions)	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020
Net cash provided by operating activities	$1,392	$2,147	$1,748	$1,537	$1,617
Cash purchases of property and equipment	(1,931)	(1,789)	(1,514)	(1,157)	(1,753)
Proceeds related to beneficial interests in securitization transactions	1,157	839	900	980	868
Proceeds from sales of tower sites	—	—	—	38	—
Cash payments for debt prepayment or debt extinguishment costs	—	(28)	—	—	—
Free Cash Flow	618	1,169	1,134	1,398	732
Payments for merger-related costs	34	151	124	133	161
Free Cash Flow, excluding payments for merger-related costs	$652	$1,320	$1,258	$1,531	$893
Net cash used in investing activities	$(966)	$(1,615)	$(657)	$(887)	$(1,580)
Net cash used in financing activities	$(190)	$(866)	$(543)	$(775)	$(453)
Free Cash Flow - Net cash provided by operating activities less Cash purchases of property and equipment, including Proceeds from sales of tower sites and Proceeds related to beneficial interests in securitization transactions and less Cash payments for debt prepayment of debt extinguishment costs. Free Cash Flow is utilized by T-Mobile’s management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Our guidance range for Free Cash Flow is calculated as follows:

	Q2 2020
(in millions)	Guidance Range
Net cash provided by operating activities	$700	$1,000
Gross payments for the settlement of interest rate swaps(1)	2,300	2,300
Cash purchases of property and equipment	(2,300)	(2,500)
Proceeds related to beneficial interests in securitization transactions	600	700
Free Cash Flow	$1,300	$1,500
(1)     See Note 6 – Fair Value Measurements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, for additional details.

The following table illustrates the calculation of our operating measures ARPA and ARPU and reconciles these measures to the related service revenues:

(in millions, except average number of customers, ARPA and ARPU)	Quarter
	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Q1 2020
Calculation of Branded Postpaid ARPA
Branded postpaid service revenues	$5,493	$5,613	$5,746	$5,821	$5,887
Divided by: Average number of branded postpaid accounts (in thousands) and number of months in period	14,108	14,354	14,602	14,881	15,155
Branded postpaid ARPA	$129.77	$130.36	$131.15	$130.39	$129.47
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$5,493	$5,613	$5,746	$5,821	$5,887
Less: Branded postpaid other revenues	(310)	(326)	(346)	(362)	(310)
Branded postpaid phone service revenues	$5,183	$5,287	$5,400	$5,459	$5,577
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	37,504	38,226	38,944	39,736	40,585
Branded postpaid phone ARPU	$46.07	$46.10	$46.22	$45.79	$45.80
Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$2,386	$2,379	$2,385	$2,393	$2,373
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	21,122	21,169	20,837	20,691	20,759
Branded prepaid ARPU	$37.65	$37.46	$38.16	$38.54	$38.11
Average Revenue Per Account (ARPA) - Average monthly branded postpaid service revenue earned per account. Branded postpaid service revenues for the specified period divided by the average number of branded postpaid accounts during the period, further divided by the number of months in the period.
Average Revenue Per User (ARPU) - Average monthly Service revenues earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.
Branded postpaid phone ARPU excludes branded postpaid other customers and related revenues.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com